Exhibit (a)(1)(F)

2007 Sanima–SCI Stock Exchange Program

Summary of Eligible Grants

As of April 16, 2007
Name	Employee Number	Discount options	Option Number	Grant Date	Plan/Type		Shares	Price	Exercised	Vested	Unvested	Outstanding
*

Total

* All discounted ISO Grants are now treated as NQ Grants